Exhibit 3.1(i)

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

DIVERSIFIED MULTI-STRATEGY FUTURES FUND L.P. II

Under Section 121-202 of the Revised Limited Partnership Act

The undersigned, desiring to amend the Certificate of Limited Partnership of Diversified Multi-Strategy Futures Fund L.P. II pursuant to the provisions of Section 121-202 of the Revised Limited Partnership Act of the State of New York, does hereby certify as follows:

FIRST:          The name of the limited partnership is Diversified Multi-Strategy Futures Fund L.P. II.

The name under which the limited partnership was formed is Consulting Group Managed Futures Fund L.P.

SECOND:	The date of filing of the Certificate of Limited Partnership is May 10, 1994.

THIRD:     By this Certificate of Amendment, the Certificate of Limited Partnership of the limited partnership is hereby amended to change the name of the limited partnership.

The Certificate of Limited Partnership of the limited partnership is hereby amended in the following respects:

Paragraph FIRST of the Certificate of Limited Partnership, which sets forth the name of the limited partnership, is hereby amended to read as follows:

“FIRST:          The name of the limited partnership is Diversified Multi-Advisor Futures Fund L.P. II (the “Partnership”).”

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 9th day of April, 2010.

By:	Ceres Managed Futures LLC,
General Partner

By:	/s/ Jennifer Magro
Jennifer Magro
Authorized Person